INSURANCE MANAGEMENT

SERVICES AGREEMENT

CALEDONIAN INSURANCE SERVICES LIMITED

and

HARTVILLE INSURANCE COMPANY LTD.

CALEDONIAN

CALEDONIAN INSURANCE SERVICES LIMITED

P.O. Box 1043 GT, Grand Cayman, Cayman Islands

Tel: (345) 949-0050 Fax: (345) 949-8062 E-mail: info@caledonian.com

THIS MANAGEMENT AGREEMENT is made the 1st day of June, 2002.

BETWEEN:	CALEDONIAN INSURANCE SERVICES LIMITED, a company incorporated in the Cayman Islands and having its registered office at Caledonian House, P.O. Box 1043GT, George Town, Grand Cayman, Cayman Islands (“the Manager”)

AND:	HARTVILLE INSURANCE COMPANY LTD., company incorporated in the Cayman Islands and having its registered office at the offices of Caledonian Bank & Trust Limited, Caledonian House, P.O. Box 1043GT, George Town, Grand Cayman, Cayman Islands (“the Company”)

WHEREAS

A.	the Company is validly licensed pursuant to the Insurance Law to carry on insurance business in the Cayman Islands and the Manager is validly licensed pursuant to the Insurance Law to carry on business as an insurance manager in the Cayman Islands; and

B.	the Company has requested that the Manager provide to it certain administrative and other corporate services and the Manager has agreed to do so subject to the terms and conditions of this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:-

Agreement means this agreement and the Schedule;

Board means the board of directors of the Company;

Business means the insurance business carried on by the Company from time to time;

ClMA means the Cayman lslands Monetary Authority or such other statutory or governmental authority as may, from time to time, assume responsibility for the governance and regulation of the insurance industry in the Cayman Islands;

Commencement Date means the date of this Agreement or such other date as the parties may agree, in writing;

Insurance Law means the Insurance Law (Cap. 24 of 1979) of the Cayman Islands, as amended from time to time;

Law means the Companies Law (Cap. 22) of the Cayman Islands, as amended from time to time;

Registrar means the registrar of companies in and for the Cayman Islands;

Schedule means the schedule to this agreement;

Services means the services set out in part 1 of the Schedule; and

1.2	Reference to any statute or statutory provision shall include a reference to any statute or statutory provision which amends, extends, consolidates or replaces the same (save to the extent that any amendment, extension, consolidation or replacement would impose more onerous obligations than otherwise exist at the date of this Agreement) or which has been amended, extended, consolidated or replaced by the same and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provision.

1.3	The singular includes the plural and vice versa and any gender includes all genders.

1.4	Save as otherwise provided herein or as the context may otherwise require, expressions in this Agreement which are defined in the Insurance Law or the Law shall have the meanings given to them therein.

1.5	The clause headings are inserted for convenience only and shall not affect the construction of this Agreement.

2.	APPOINTMENT OF MANAGER

With effect from the Commencement Date, the Company appoints the Manager to provide the Services to the Company and the Manager undertakes to do so in accordance with the terms of this Agreement.

3.	DUTIES OF THE COMPANY

3.1	The Company shall promptly deliver to the Manager, to allow the Manager to comply with its obligations pursuant to this Agreement, all documents, notices and information (in original form or duplicates of the validly executed originals) including, without limitation, notices and minutes of meetings of the Board or members of the Company, resolutions (including written resolutions) passed by the Board or its members, notices of appointment as, or letters of resignation from, any director or officer, notice of any changes in the particulars relating to any director or officer, offering documents relating to all or part of the capital of the Company, charges or mortgages affecting any property of the Company, instruments of transfer, cancelled share certificates, powers of attorney and financial statements (if any).

3.2	The Company shall promptly deliver to the Manager, from time to time as the Manager may request, such documents (including, without limitation, notarised copies of original documents, notarised affidavits and letters of reference) as the Manager may regard as necessary, in its absolute discretion, to:-

3.2.1	establish the identity of each member of the Company or beneficial owner of 10% or more of the capital of the Company, each person having or exercising control or significant influence over the assets of the Company, the directors and any other person authorised by the Company to provide instructions to the Manager in relation to the Company and its assets;

3.2.2	establish the source of funds received or receivable by the Company and the nature of the Company’s business; and

3.2.3	verify that any funds received or receivable by the Company do not represent the proceeds of criminal conduct and that the Company’s business activities are lawful.

3.3	The Company shall, no later than December 31st in each year, pay to the Manager an amount equal to the annual fees payable to the Registrar in respect of the Company and to ClMA in respect of the Business for the following calendar year and the Manager shall not be responsible for any late payment penalties which the Company may incur as a result of any failure by the Company to render payment pursuant to this clause to the Manager timeously.

3.4	The Company shall procure that at least one meeting of the Board (whether in person or by the appointment of alternate directors) shall be convened and held in the Cayman Islands in each year.

4.	REMUNERATION OF THE MANAGER

The Manager shall be remunerated in accordance with part 2 of the Schedule.

5.	UNDERTAKINGS AND CONFIDENTIALITY

5.1	Each party undertakes to the other to use its reasonable endeavours to procure that no breach of any law or regulation of the Cayman Islands occurs in connection with the operation of the Business.

5.2	The Company undertakes to the Manager that it shall use its reasonable endeavours to procure that the Business is not carried on in breach of any applicable laws of any other jurisdiction and that it shall keep the Manager informed on a timely basis of all material developments in the Business and other activities.

5.3	The Manager shall keep confidential all documents, materials and other information relating to the Business, financial position or state of affairs of the Company and it shall not, without the prior written consent of the Company, disclose any of the aforesaid unless:-

5.3.1	the information concerned is or becomes a matter of public knowledge otherwise than as a result of a breach by the Manager of its obligations pursuant to this clause 5.3;

5.3.2	the Manager shall determine, in good faith, that such disclosure is required by any law, order of court or pursuant to any direction or demand made by a government or regulatory body, compliance with which is within the general practice of persons to whom it is addressed; and

5.3.3	such disclosure is made to other professional advisers who receive the information subject to a duty of confidentiality.

6.	TERMINATION

6.1	This Agreement shall be terminated by either party giving to the other six months’ written notice provided always that such termination shall be without prejudice to:-

6.1.1	the due performance by the terminating party of all of its obligations:-

(a)	up to the date of such termination (whether those obligations are then actual or contingent); and

(b)	without prejudice to paragraph (a) above, pursuant to clause 5; and

6.1.2	the remedies of the other party in respect of any breach thereof.

6.2	Upon termination of this Agreement:-

6.2.1	the Manager shall promptly deliver up to the Company all documents, papers, records and registers belonging to the Company in its possession;

6.2.2	the Company shall reimburse to the Manager any fees, charges, taxes, duties, imposts and expenses of the type set out in part 2 of the Schedule not previously reimbursed; and

6.2.3	the Company shall not wrongfully represent itself as continuing to receive the Services from, or being connected with, the Manager.

7.	INDEMNIFICATION

7.1	The Manager shall be entitled to assume that the approval and authorisation of the Company of any act, deed, document, matter or thing has been given if the Manager shall have been notified whether in writing, verbally, by telephone, telefax, E-mail, telex or cable, by any Director or Officer and the Manager shall not be obliged to make further enquiry thereafter of the Company and shall be under no liability or obligation whatsoever to the Company for so assuming and relying, whether or not such approval or authorisation has, in fact, been given.

7.2	The Company shall indemnify the Manager, its affiliates, their respective officers, directors, officers, employees and agents, on demand, in respect of all liabilities, actions, proceedings, claims, demands, costs and expenses whatsoever which it or any of them may incur or be subject to as a consequence of providing the Services to the Company except to the extent that the same documents to the Manager in a timely manner to allow the Manager to fulfil its obligations pursuant to this Agreement.

7.4	The benefit of the indemnity and waiver set out in clauses 7.2 and 7.3 respectively shall expressly inure to the benefit of any director, officer, employee or agent of the Manager existing or future and to the benefit of any successor of the Manager hereunder.

8.	NON-EXCLUSIVE AGREEMENT

8.1	The Manager shall not, by virtue of this Agreement, be prevented or restricted from providing the Services to or carrying on any other business with any other person.

8.2	Nothing in this Agreement shall be deemed to constitute a partnership between the parties nor constitute any party the agent of the other party for any purpose other than as expressly provided for and neither the Manager nor any person affiliated with it shall, by virtue of this Agreement, be liable to account to the Company for any profit which may accrue to it or them from, or by virtue of, any transaction entered into between the Company and the Manager or its affiliates.

9.	ASSIGNMENT

This Agreement shall not be capable of being assigned by either party without the prior written consent of the other party, provided that the Manager shall be entitled, without consent of or notice to the Company, to sub-contract the provision of any of the Services to any other person with which it is affiliated.

10.	NOTICES

Any notices permitted or required pursuant to this Agreement shall be deemed validly served if served by hand, e-mail, telefax or pre-paid airmail (in the case of hand delivery, e-mail and telefax, at 10.00 am local time at the place of receipt on the business day following the date of transmission or delivery and in the case of mail, fourteen days after the date of posting) as follows:-

10.1	in the case of the Company, to:

Petsmarketing	Telephone:
7551 North Main Street	Telefax:
North Canton, Ohio	E-mail:
44720	Telex:

10.2	In the case of the Manager, to:

Caledonian Insurance Services Limited	Telephone: (345) 949-0050
P.O. Box 1043	Telefax: (345) 949-8062
George Town	E-mail info@caledonian.com

Grand Cayman, Cayman Islands	Telex: (0293) 4287 CALEDON CP

11.	GENERAL

11.1	Time is of the essence as regards any date or period mentioned in this Agreement, save to the extent that any such date or period is varied by agreement between the parties when time shall be of the essence as regards any date or period as so varied.

11.2	The Manager reserves the right to charge interest on any sums due and payable to it by the Company at such rate, not exceeding 2% above the Bank of England base rate then in effect, as it may, from time to time, determine in its sole discretion.

11.3	The Manager is authorised to maintain the statutory registers of the Company and any other records relating to the Company or its affairs on computer and to produce at any time during the course of legal proceedings, copies or reproductions of these documents made by photographic, photostatic or data processing procedures as juridical proof of the contents thereof.

11.4	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. An executed counterpart of this Agreement delivered by telefax shall be as effective as a manually executed and delivered counterpart of this Agreement.

11.5	If any clause or provision of this Agreement is found to be invalid or unenforceable for any reason whatsoever, such invalidity or unenforceability shall not, of itself, affect the remaining clauses or provisions.

12.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands and the courts of the Cayman Islands shall have non-exclusive jurisdiction to resolve any disputes relating to the terms of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as a deed the day and year first before written.

EXECUTED for and on behalf of		)	HARTVILLE INSURANCE COMPANY LTD.
HARTVILLE INSURANCE COMPANY LTD.		)
by		)
in the presence of /s/		)	Per	/s/

)
Witness /s/		)

SIGNED for and on behalf of CALEDONIAN		)	CALEDONIAN INSURANCE SERVICES LIMITED
INSURANCE SERVICES LIMITED		)
by	/s/	)
and by		)	Per	/s/

in the presence of		)
)
)
/s/		)	Per	/s/

Witness		)

SCHEDULE

Part 1

The Services

1.	Insurance Manager

The Manager shall provide to the Company the services of an insurance manager for the purposes of the conduct the Business and shall do all acts or things as are reasonably necessary and/or desirable for the efficient operation of the Business, including, without limitation, the provision of the services of insurance company manager to the Business with powers to accept and decline any proposals of insurance received by or on behalf of the Company, subject always to such policies, directions and controls as may be made or exercised, from time to time, by the Board and the terms of the business plan then in force and effect as lodged in respect of the Business with CIMA.

2.	Insurance Services

Without prejudice to the terms of paragraph 1 above, the Manager undertakes to:-

2.1	provide such properly qualified and experienced staff and such premises and support services as it shall deem necessary for the efficient provision of the services set out in this Part 1 of the Schedule;

2.2	keep such separate books of account, bank accounts and accounting records in respect of the Business as are appropriate for the efficient operation of the Business and as shall enable the Company readily to identify all policies, premiums, fees and claim payments arising from the Business and to provide the Company with access to all documents relevant to the fulfillment of the Manager’s duties pursuant to this Agreement;

2.3	collect and/or supervise the collection of all monies due to the Company in connection with the Business and attend to the discharge of all liabilities arising in connection therewith on behalf of the Company;

2.4	purchase, at the Company’s expense, any office supplies the Company considers necessary for the conduct of the Business;

2.5	provide all necessary services relating to the maintenance of the Company’s bank account in respect of the Business, including, without limitation, the transfer of funds from current to deposit accounts and vice versa as required, from time to time, in the conduct of the Business and as authorized by the Board and to maintain, on behalf of the Company, such bank accounts as shall be necessary for the efficient conduct of the Business and to make any disbursements therefrom that shall be required:

2.6	maintain, or procure the maintenance of, the registered office of the Company at the offices of the Manager including the display, at all times, of the name of the Company in satisfaction of the Company’s obligations under the Law;

2.7	maintain at the Manager’s offices, or procure the maintenance of:-

2.7.1	the minute books of the Company containing the certificate of incorporation, a copy of memorandum and articles of association. The undertaking as to tax issued by the Governor in Council (if any), the statutory registers maintained pursuant to paragraphs 2.7.2 to 2.7.4 below, copies of all annual returns and other filings made with the Registrar and all other documentation received at the registered office, from time to time, which would ordinarily be contained in the minute books including, without limitation, copies of all notices, minutes and resolutions of meetings of the directors and/or members, all letters of resignation from directors or officers, instruments of transfer, cancelled share certificates, powers of attorney and financial statements (if any);

2.7.2	the registers of directors and officers containing the name, address, date of appointment and date of resignation of each director and officer of the Company, respectively;

2.7.3	the register of members containing the name and address of each member of the Company, the number of shares in the Company held, the amount paid in respect of each such share, any number allocated to each such share, the date of registration of the issue or transfer of each such share and the name of any applicable transferee; and

2.7.4	the register of mortgages and charges containing details of each mortgage and charge specifically affecting property of the Company including, without limitation, a short description of the properly affected, the amount of the charge created and the name of the mortgagee or person entitled to such mortgage or charge;

2.8	submit to the Registrar and/or CIMA, as the case may be, or procure such submission, subject to receipt by the Manager of all relevant documents, information and instructions:-

2.8.1	all filings and returns required by the Insurance Law and/or the Law including, without limitation, such filings with respect to any amendment to the memorandum and articles of association (including any change to the Company’s name, its authorized share capital or the location of its registered office), the appointment to or resignation/removal from office of any director and/or officer, any change in the particulars relating to any director and/or officer and the passing by the members of any special resolution;

2.8.2	an annual return, in accordance with the Insurance Law and/or the Law, duly executed by or on behalf of the Company; and

2.8.3	such filing and/or registration fees as may be prescribed pursuant to the Insurance Law and/or the Law, from time to time, as applicable to the Company in respect of any filings or returns made or to be made including, without limitation, any annual registration fee payable to maintain the Company in good standing In the register of companies of the Cayman Islands, provided that, without prejudice to any other term of this Agreement, the Manager shall not be required to make any such payment out of its own funds and shall be entitled to require that sufficient funds be delivered to it by, or on behalf of, the Company to allow each such payment to be made;

2.9	provide or procure the provision of:-

2.9.1	the services of secretary or assistant secretary to the Company (as requested, in writing, by the Company) including, without limitation, the consent by the Manager to act in the specified capacity as an officer of the Company and the certification of copies of the statutory registers and other corporate documents maintained in the minute book of the Company; and

2.9.2	such reasonable number of persons, from among its officers, as the Company may require, from time to time, in writing, consenting to act as alternate directors for the purpose of convening and holding an annual meeting of the Board and/or act as proxies for the purpose of convening and holding an annual meeting of the members, in each case, in the Cayman Islands, provided that the Manager shall not suffer any penalty should it determine, in its sole discretion, that it is unwilling to act in this regard for any reason;

2.10	prepare and circulate, in its capacity as secretary or assistant secretary of the Company, all notices required to convene at least one meeting of the Board and one meeting of the members of the Company in each calendar year (or in such other period as may be required by the Insurance Law and/or the Law), an agenda for discussion at each such ???? at the registered office of the Company relating to the affairs of the Company or to the Business;

2.12	attend at all meetings of the Board and members of the Company in the Cayman Islands, and elsewhere, as required, and to take minutes of all proceedings thereat;

2.13	make payment, to the extent that authority is granted by the Board, of all invoices or statements for supplies and services purchased from others, including, without limitation, office supplies, fees of lawyers, auditors or other professionals, taxes, travel expenses, telephone calls, cables and postage necessary for the management and administration of the Business;

2.14	retain and pay, at the direction of the Board, reputable consultants to develop and recommend programs of insurance and reinsurance for consideration by the officers of the Company in respect of the Business and upon approval by such officers, implement any program in such form as may be approved by such officers provided that the Manager shall retain the option to propose forms of insurance policies and binders for the use of the Company in respect of the Business;

2.15	arrange insurance and/or reinsurance for the company in respect of all or any part of the Business as may be directed, in writing, by the Board, provided that, unless otherwise directed by the Board, the Manager shall be entitled to either arrange such insurance and/or reinsurance itself on behalf of the Company or engage the services of such insurance and/or reinsurance broker or brokers as the Board may specify or as the Manager considers appropriate;

2.16	accept, on behalf of the Company, either in whole or in part, Insurance and/or reinsurance on risks in respect of the Business offered to the Company upon such terms and conditions and at such premiums as the Board may determine, in writing, from time to time;

2.17	prepare all policies, certificates, cover notes, binders and other documents as may be required in respect of the Business and, upon the written direction of the Board, sign and deliver them on behalf of the Company when required;

2.18	appoint such independent adjusters or engineers as may be directed by the Board, in writing, from time to time, and make payment of fees to such adjusters or engineers when required;

2.19	recommend to the Board payments of claims under the terms of insurance policies issued by the Company in respect of the Business and ex-gratia payments by the Company to policyholders and, subject to receipt by the Manager of prior written instructions from the Board, to make such payments when required;

2.20 act as general representative of the Company for the purposes of the Insurance Law;

2.21	retain and pay for the services of any reputable advisor, whether legal, financial, insurance, investment accounting or otherwise, who, in the reasonable opinion of the Manager, is necessary for the efficient operation of the Business;

2.22	provide accounting and computer services to the Company in respect of the Business and to provide to the Company, in such form as may reasonably be required by the Board, quarterly accounting, statistical and performance reports and statements of receipts and payments covering such periods as the Board may reasonably request from time to time, in each case, in respect of the Business:

2.23	procure that the Company and the auditors of the Company shall, following the end of each financial year of the Company, receive a statement of accounts in respect of the Business for such year in such form as may be reasonably required by the said auditors; and

2.24	liaise with the Company’s auditors in a manner and subject to such conditions as may be agreed between the Company and the Manager from time to time.

3.	Other Services

The Manager shall provide such additional services, in consideration for such additional costs and charges, as may be agreed with the Company from time to time.

4.	Manager’s Warranty

The Manager warrants that it will provide the services and duties hereunder with all reasonable skill, care and diligence and in accordance with industry and market practice and standards.

5.	Excluded Services

For the avoidance of doubt, the Manager is not bound by this Agreement to provide the Company with auditing services, legal counsel, investment portfolio management or other advice as to investments, unless otherwise agreed to by the Company and the Manager.

Part 2

The Manager’s Remuneration

1.	In consideration for the provision by the Manager to the Company of the Services noted below, the Company shall pay to the Manager an annual fee as follows:-

Services provided by the Manager	Annual Fee

1.1 The provision of a secretary or an assistant secretary pursuant to paragraph 2.9.1 of part 1 of the Schedule.	US$ nil

1.2 The provision of a director or officer.	US$5,000

1.3 The provision of an insurance manager.	US$22,500

2.	The first payment at the annual fee pursuant to:

2.1	paragraph 1.1 above shall be due and payable on the Commencement Date; and

2.2	paragraph 1.2 above shall be due and payable on the date of receipt by the Manager of written instructions from the Company to provide the Services concerned;

and in each case, shall be equal to the pro-rated amount of the annual fee for the period from the Commencement Date or the date of receipt of the appropriate instructions, as the case may be, to September 30th next occurring and each subsequent payment shall, subject as hereinafter provided, be due and payable in advance on 1st October of each year.

3.	In the event of the Manager receiving instructions to provide services to the Company in addition to the Services, the Company agrees to pay to the Manager such additional fees as may be charged by the Manager, it being agreed between the patties that the Manager shall have sole discretion as to the seniority of its employees engaged in this respect and that such additional fees shall be based upon time expended in the provision of such additional services. Any additional fees calculated pursuant to this clause shall be payable by the Company in arrears on such date or dates in each year as the Company and the Manager may, from time to time, agree provided that the Manager shall be entitled to render an invoice (which shall be immediately due and payable by the Company) in respect of such additional fees at least once in each year.

4.	In the event of the termination of this Agreement, the annual fee paid or payable in respect of the year to September 30th in which termination occurs shall be pro-rated and the Manager shall refund any sum due by it to the Company as soon as reasonably practicable after the date of termination.

5.	Unless otherwise agreed in writing between the Company and the Manager, within 30 days of each anniversary of this Agreement, the parties shall negotiate in good faith with a view to determining whether, and if so, by how much, the fees thereafter payable to the Manager pursuant to this Agreement should be decreased or increased.

6.	The Company shall reimburse the Manager, on demand, in respect of all expenses and imposts whatsoever (Including, without limitation, registration and filing fees, charges, taxes, duties and telephone, facsimile, E-mail, telex, postage, photocopying and stationery expenses) property incurred by the Manager on behalf of the Company or otherwise in the performance of its obligations under this Agreement and the Manager shall be entitled to make provision in each invoice issued to the Company, from time to time, for such expenses and imposts.

7.	In the event of the Company breaching its obligations pursuant to clause 3.3, an additional fee of US$250 shall become immediately due and payable by the Company to the Manager for processing and submitting to the Registrar and/or ClMA the late payment of the annual registration or other governmental fees provided always the terms of this paragraph are without prejudice to clause 3.3 and paragraph 2.8.3 of part 1 of the Schedule.

8.	The Manager or any affiliate of the Manager may act as banker to the Company and in so doing shall be entitled to retain, for its own benefit and without accounting therefore, any profit, commission or other normal remuneration arising out of its acting as banker to the Company.

9.	Notwithstanding any other provision of this Agreement, the obligations of the Company pursuant to clause 4 and the terms of this part 2 of the Schedule may be discharged or satisfied by any third party.